Exhibit 99.1

Badger Meter President and CEO Kenneth C. Bockhorst Appointed as Chairman of the Board

MILWAUKEE--(BUSINESS WIRE)--December 6, 2019--The Board of Directors of Badger Meter, Inc. (NYSE: BMI) today announced that Chairman of the Board Richard A. Meeusen will be retiring on December 31, 2019, and that it has appointed Kenneth C. Bockhorst, the Company’s President and Chief Executive Officer, to succeed him as Chairman of the Board effective January 1, 2020.

Meeusen joined Badger Meter in 1995, was elected President and Chief Executive Officer in 2002 and Chairman of the Board in 2004. He retired as CEO on December 31, 2018, but continued to serve as Chairman of the Board for the past year. “I am proud of Badger Meter, my colleagues, and of all that has been accomplished together,” said Meeusen. “I’ve worked closely with Ken both prior to and after his appointment as CEO. I am confident that Badger Meter’s best days are ahead and that Ken will continue to do an outstanding job leading Badger Meter into the future.”

“It’s an honor to be nominated to the additional role of Chairman of the Board,” said Bockhorst. “I thank Rich for his leadership and partnership throughout my time at Badger Meter, especially over this past year in his role as Chairman.”

Badger Meter has long operated with a governance structure that includes an independent Lead Outside Director. The Lead Outside Director serves as a liaison between the independent directors and the Chairman of the Board, approving agendas for Board meetings, presiding over meetings and executive sessions of the independent directors, and leading the Board’s annual evaluation of the CEO. More information on the role of the Lead Outside Director can be found in the Company’s corporate governance guidelines. Todd J. Teske, Badger Meter’s current Lead Outside Director, commented, “With Rich’s retirement, the Board of Directors will consist of 9 members, 8 of whom will be independent directors. The Board's corporate governance measures, including an independent Lead Outside Director with broad authority, annual director elections and a robust director nomination process, ensure that strong, independent directors will continue to effectively oversee company management, and the key topics of governance, strategy, risk, and integrity.”

Badger Meter also announced today that Robert A. Wrocklage, currently Vice President and Chief Financial Officer, will be promoted to Senior Vice President and Chief Financial Officer effective January 1, 2020.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com